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                                                                     EXHIBIT 2.7

                               LICENSE AGREEMENT

    THIS  LICENSE AGREEMENT (the "Agreement") is made as of          , 1996 (the
"Effective Date"), by and between INTERNATIONAL JENSEN INCORPORATED, a Delaware corporation the name of which is about to be changed to RECOTON AUDIO CORPORATION ("Licensor"), and IJI ACQUISITION CORP., an Illinois corporation the name of which is about to be changed to INTERNATIONAL JENSEN INCORPORATED ("Licensee").

                              W I T N E S S E T H:

    WHEREAS, Licensor has been engaged in the business of, inter alia, designing, manufacturing and marketing speakers and speaker components and related products, including, without limitation, new products or extensions of existing product lines which are complimentary to the OEM Business as defined below (collectively hereinafter "Speaker Equipment") for and to domestic and international automotive, truck, recreational vehicle, aircraft or other motorized vehicle ("Vehicular") original equipment manufacturers (the "OEM Business");

    WHEREAS, Licensor has used various trademarks in connection with the OEM Business and its other businesses, including, but not limited to, the trademarks identified in Schedule 1 of this Agreement (the "Trademarks") which are registered in the countries noted in Schedule 1;

    WHEREAS, Licensor has sold the OEM Business to Licensee pursuant to the terms and conditions of that certain Amended and Restated Agreement for Purchase and Sale of Assets by and between Licensor and Licensee, dated as of January 3, 1996; and

    WHEREAS, Licensee desires to utilize the Trademarks in the conduct of the OEM Business.

    NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

    1. GRANT OF LICENSE. Licensor hereby grants to Licensee, and Licensee hereby accepts, upon the terms and conditions set forth in this Agreement, the exclusive right (the "License") to use the Trademarks in the countries where Licensor has registered rights for the Trademarks (and in those countries where Licensor subsequently acquires registered rights for the Trademarks) for Speaker Equipment sold to Vehicular original equipment manufacturers through the OEM Business ("OEM Speaker Equipment").

    2. TERM OF LICENSE. Subject to the terms of Paragraph 5 hereof, the term of the License is ten (10) years from the Effective Date (the "Original Term"). Upon written notice to Licensor given no earlier than one hundred eighty (180) days or no later than thirty (30) days before the then-scheduled expiration of the term, Licensee, in its sole discretion may elect to renew this Agreement for two (2) additional five (5) year terms (the "Renewal Terms") (the Original Term and the Renewal Terms, if applicable, hereinafter collectively are referred to as the "Term") if Licensee is in compliance with the terms of this Agreement at the time of such notice. Any written notice to renew the Term of the License shall be made not less than thirty (30) days prior to the end of the Original Term or the first Renewal Term, as the case may be.

    3.  ROYALTY.

        (a) Licensee shall pay to Licensor during the Term the following royalties (collectively hereinafter referred to as the "Royalty" or the "Royalties"):

           (i) with respect to OEM Speaker Equipment utilizing the mark "Jensen" or any derivative of "Jensen," a royalty to be agreed upon by the parties which shall be no less than one percent (1%) and no more than two percent (2%) of Net Revenues (as defined below); and

           (ii) with respect to OEM Speaker Equipment utilizing any Trademark other than "Jensen" or any derivative of "Jensen," the royalty shall be five percent (5%) of Net Revenues.
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    OEM  Speaker  Equipment  sold in  connection  with  the use  of  any  of the
    Trademarks is hereinafter referred to as "Licensed Products."

        (b) Such Royalty shall accrue when the Licensed Products are shipped by Licensee or a wholly-owned subsidiary of Licensee to a party not wholly owned by Licensee (a "Third Party"). If a Third Party is owned in part by Licensee or an affiliate of Licensee, a further Royalty shall be due (against which any prior Royalty may be credited) upon any further sale of a Licensed Product by such Third Party.

        (c) As used herein, the term "Net Revenues" shall mean gross sales to Third Parties, less returns actually credited.

    4. SUBLICENSE. Licensee may sublicense, subject to the terms of this Agreement (including without limitation the right of Licensor to audit the books of the sublicensee), any rights (other than the right to sublicense) granted to it under this Agreement to any domestic or international Vehicular original equipment manufacturer for the term of the license hereunder. Any royalties derived from any such sublicense shall be divided equally between Licensor and Licensee.

    5. CHANGE IN CONTROL. Upon a "Change of Control of Licensee" (as defined below), the terms and conditions governing the License granted to Licensee hereunder shall change, as follows:

        a. There shall be a minimum annual royalty for each trademark of One Hundred Thousand Dollars ($100,000) commencing two (2) years after the Change of Control (prior to the end of the two (2) year period, as described herein and by written notice to Licensor, the successor licensee may elect not to retain its License for any one or more Trademark or Trademarks);

        b. No sublicenses shall be granted after the Change of Control of Licensee other than with Licensor's prior written approval and the royalties on such sublicenses shall be divided seventy percent (70%) to Licensor and thirty percent (30%) to the Licensee;

        c. The successor licensee may renew the Term of this Agreement for a period of up to ten (10) years, which when added to the expired portion of the Term does not exceed twenty (20) years; and

        d. Royalties on the mark "Jensen" shall immediately increase to three percent (3%).

    A "Change of Control of Licensee" shall have occurred if Robert G. Shaw ("Shaw") shall not: (i) be a member of the Board of Directors of Licensee; (ii) be either an executive officer or chairman of the Board of Licensee; and (iii) own beneficially more shares of the voting stock of Licensee than any other stockholder of Licensee (or "group" of stockholders, as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) but in any event more than thirty percent (30%) of the outstanding voting stock; PROVIDED, HOWEVER, that the death or permanent disability of Shaw shall not be considered a "Change of Control of Licensee" so long as Shaw's estate or heirs, or any trust for the benefit solely of the heirs of Shaw, collectively, meet the test set forth above in clause (iii). For purposes of this Agreement, a person shall be deemed to own beneficially any shares of Licensee which are owned by himself, his spouse, any descendant of his, or any trust, partnership, corporation, joint venture, or limited liability company which has been created primarily for his benefit and/or for the benefit of his spouse or any descendant of such person.

    6.  ACCOUNTING.

        (a) Licensee shall deliver to Licensor on the fifteenth (15th) day following the end of each calendar year quarter, and on the thirtieth (30th) day of the month following termination or expiration of this Agreement, a complete and accurate statement (a "Royalty Statement") of sales of Licensed Products (including sales by any sublicensee), for the immediately preceding calendar year quarter or portion thereof by Licensee and its affiliates thereof ("Royalty Period"). Each Royalty Statement shall be certified as accurate by an officer of Licensee and shall include a computation of Gross Revenues and Royalty due. A Royalty Statement shall be furnished to

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    Licensor with respect  to each Royalty  Period whether or  not any  Licensed
    Products have been shipped, distributed or sold, and whether or not Royalties have been earned during such Royalty Period.

        (b) The amount shown in the Royalty Statements as being due Licensor, unless otherwise directed in writing by Licensor, shall be paid by wire transfer to an account designated in writing by Licensor on the dates provided herein for submission of such statements and Licensee shall transmit by facsimile to Licensor on such payment date a copy of the applicable Royalty Statement.

    7.  BOOKS AND RECORDS.

        (a) Licensee shall keep accurate books of account and records at its principal place of business, or such other reasonable locations at it may designate in writing to Licensor, covering all transactions relating to the License. Licensor and its duly authorized representatives shall have the right, upon two (2) business days written notice, during normal business hours, to audit the books of account and records of Licensee and its sublicensees, and to make copies and extracts thereof. If any underpayment is in excess of five percent (5%) and Ten Thousand Dollars ($10,000), the cost of any such audit shall be borne by Licensee.

        (b) All books of account and records of Licensee concerning transactions relating to the License granted herein shall be retained by Licensee for at least five (5) years after the end of the year in which such transaction occurs for possible inspection by Licensor in accordance with the terms hereof.

    Licensor shall not at any time or in any manner, directly or indirectly use or disclose to any party other than Licensee, Books and Records Confidential Information (as that term is defined below). "Books and Records Confidential Information" means trade secrets or other information known, learned or obtained by Licensor or disclosed to Licensor as a consequence of the inspection rights as provided under this Section, which is not generally known in the industry.

    8. OWNERSHIP OF TRADEMARKS. Licensee confirms and acknowledges, and each sublicensee shall confirm and acknowledge, Licensor's exclusive ownership of each of the Trademarks, and agrees, and each sublicensee shall agree, that at no time will it take any actions which challenge, contest or otherwise dispute Licensor's ownership, use, or registration of any of the Trademarks, and/or the validity and/or enforceability thereof. Neither Licensee nor any sublicensee shall seek to register, use, license, cancel or otherwise seek trademark protection for any Trademarks in any jurisdiction where such marks are not registered or otherwise protected by Licensor.

    9. AGREEMENT TO ASSIGN. All use by Licensee and any sublicensee of any of the Trademarks will inure to Licensor's benefit. If Licensee or any sublicensee should acquire any rights in any of the Licensor Trademarks other than as a result of the grant of rights made in this Agreement, upon thirty (30) days written notice and at Licensor's expense, Licensee or such sublicensee shall assign all such rights to Licensor.

    10. ADDITIONAL AGREEMENT. Licensee will, at Licensor's expense, execute and deliver such documents as Licensor reasonably deems necessary for Licensor to register, and/or to protect Licensor's rights in, each of the Trademarks, including, without limitation, any separate licenses for foreign Trademarks.

    11. COOPERATION TO PROTECT RIGHT. Licensee and any sublicensee will inform Licensor of any uses of any of the Trademarks by third parties which become known to it. Licensor shall have no obligation to take any action against any such infringement. Licensee and any sublicensee will take no action against such third-party use, unless Licensor, within thirty (30) days of receiving notice of such third party use from Licensee or such sublicensee, fails to file a civil action against such use or to take other action which is intended to cause such use to cease. If Licensor takes action respecting such use, it will be at Licensor's cost and expense, and Licensor will be entitled to all monetary awards granted therein, other than awards of damages based upon lost sales of Licensee. If Licensee or a sublicensee

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brings an action against such third party use, it will be at Licensee's or  such sublicensee's cost and expense (including attorneys' fees), and Licensee or such sublicensee will be entitled to all monetary awards granted therein. Each party hereto, at the other's request and expense, shall provide all reasonable cooperation, including execution of all reasonably necessary documents, with respect to the other's efforts to protect the Trademarks.

    12.  TERMINATION.

        (a) Except as otherwise provided herein, the License may be terminated by Licensor for a breach of any material term of this Agreement by Licensee, provided that Licensor first gives Licensee written notice of such breach and such breach is not cured within forty-five (45) days of delivery of such written notice with respect to domestic trademarks and ninety (90) days of delivery of such written notice with respect to foreign trademarks.

        (b) The License may be terminated by Licensee upon ninety (90) days written notice.

    13. RIGHTS FOLLOWING TERMINATION. Upon the expiration or termination of the License for any reason, Licensee will discontinue permanently all use of any of the Trademarks, or any trademark confusingly similar thereto, provided, however, that Licensee shall have the right to continue to sell Licensed Products for the longer of (i) one hundred and eighty (180) days to exhaust its existing inventory of Licensed Products, or (ii) such time as is reasonably necessary to fill product orders or complete product programs in effect as of the effective date of expiration or termination of this Agreement, on condition that all obligations of Licensee with respect thereto, including, without limitation, the obligation to pay Royalties, shall continue.

    14. QUALITY. All Licensed Products and any products sold by any sublicensee bearing any of the Trademarks shall be of a quality at least equal to OEM Speaker Equipment sold by Licensor immediately prior to the date of this Agreement and shall comply in all respects with all applicable federal, state and local rules, regulations and other laws.

    15.  CLAIMS AND INDEMNIFICATION.

        (a) Except to the extent that such claims fall within the scope of subsection (b) of this section, Licensee shall indemnify and defend and hold Licensor harmless, during the term of this Agreement and at any time thereafter, from any and all claims, causes of action, costs, expenses, fines, penalties, liabilities (including statutory and other liability under worker's compensation and other employer's liability laws), damages, suits or judgments, including costs of investigation, court costs and reasonable attorney's fees (hereinafter collectively "Claims"), arising directly or indirectly from, as a result of, or in connection with the manufacture, marketing, advertising, distributing or sale of Licensed Products, and Licensor will have no obligation or liability in connection therewith or arising from such Claims. Licensee will, within ten (10) days of notice of any such action in which Licensor is named, notify Licensor in writing thereof.

        (b) Licensor shall indemnify and defend and hold Licensee harmless, during the term of this Agreement and at any time thereafter, from Claims made by third parties against Licensee or Licensor for trademark infringement or the like respecting any of the (i) U.S. Trademarks and (ii) any foreign Trademarks obtained after the date of this Agreement and Licensee will have no obligation or liability in connection therewith or arising from such claims. Licensor will, within ten (10) days of notice of any such action in which Licensee is named, notify Licensee in writing thereof.

    16. NO AGENCY. Neither party will be considered as, or hold itself out to be, an agent of the other party, or act for or bind the other party in any dealing with a third party.

    17. NOTICES. Any notice, request, consent or communication (collectively "Notice") sent under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by

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certified  or registered mail, return receipt requested, postage prepaid, or (c)
sent by a nationally recognized overnight delivery service, with delivery confirmed addressed as follows, or (d) telexed or telecopied, with receipt confirmed, addressed as follows:

If to           International Jensen Incorporated/Recoton Audio Corporation
Licensor:       25 Tri-State International Office Center
                Suite 400
                Lincolnshire, Illinois 60069
                Attention: Mr. Marc T. Tanenberg
                Telecopier: (847) 317-3855
                Telephone: (847) 317-3700
                AND
                Recoton Corporation
                2950 Lake Emma Road
                Lake Mary, Florida 32746
                Attention: Mr. Stuart Mont
                Telecopier: (407) 333-8903
                Telephone: (407) 333-8900
with a copy     Stroock & Stroock & Lavan
to:             Seven Hanover Square
                New York, New York 10004
                Attention: Theodore S. Lynn, Esq.
                Telecopier: (212) 806-6006
                Telephone: (212) 806-5400
If to           Jensen Acquisition Corp./International Jensen Incorporated
Licensor:       25 Tri-State International Office Center
                Suite 400
                Lincolnshire, Illinois 60069
                Attention: Mr. Robert G. Shaw
                Telecopier: (847) 317-3774
                Telephone: (847) 317-3777
with a copy     Wildman, Harrold, Allen & Dixon
to:             225 West Wacker Drive
                Chicago, Illinois 60606-1229
                Attention: Richard B. Thies, Esq.
                Telecopier: (312) 201-2555
                Telephone: (312) 201-2521

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date
(i) when personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

    18. WAIVER. The failure of either of the parties to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.

    19. COMPLETE UNDERSTANDING. This Agreement constitutes the complete understanding among the parties. No alteration or modification of any of this Agreement's provisions shall be valid unless made in writing and signed by all the parties to this Agreement.

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    20.  APPLICABLE LAW.   The laws  of the State of  Illinois shall govern  all
aspects of this Agreement, irrespective of the fact that one or more of the parties now is or may become a resident of a different state, or that the one or more of the parties now or hereafter locates its principal office outside the State of Illinois. The parties shall submit all disputes which arise under this Agreement to state or federal courts located in the City of Chicago, Illinois for resolution. The parties acknowledge the aforesaid courts shall have exclusive jurisdiction over this Agreement and specifically waive any claims which they may have that involve jurisdiction or venue, including but not limited to forum non conveniens. Service of process for any claim which arises under this Agreement shall be valid if made in accordance with the notice provisions set forth in Section 17 of this Agreement. If service of process is made as aforesaid, the party served agrees that such service shall constitute valid service, and specifically waives any objections the party served may have under any state or federal law or rule concerning service of process. Service of process in accordance with this Section shall be in addition to and not to the exclusion of any other service of process method legally available. In the event of litigation hereunder, the court shall be authorized to award the prevailing party in such action or proceeding any or all reasonable attorney fees and disbursements paid by it in pursuing or defending such action.

    21. DESCRIPTIVE HEADINGS. All section headings, titles and subtitles are inserted in this Agreement for the convenience of reference only, and are to be ignored in any construction of this Agreement's provisions.

    22. SEVERABILITY. If a court of competent jurisdiction rules that any one or more of this Agreement's provisions are invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement shall be construed as if it had never contained such invalid, illegal or unenforceable provision.

    23. SUCCESSORS AND ASSIGNS AND THIRD PARTY BENEFICIARIES. This Agreement may not be assigned without the prior written consent of all parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    24.    COUNTERPARTS.   This  Agreement  may  be executed  in  any  number of
counterparts and each of such counterparts for all purposes shall constitute an original.

    IN WITNESS WHEREOF, the parties have made and entered into this Agreement as of the Effective Date.

                                          INTERNATIONAL JENSEN INCORPORATED
                                          By: __________________________________
                                          Title: _______________________________

                                          IJI ACQUISITION CORP.
                                          By: __________________________________
                                          Title: _______________________________

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